Exhibit 10.3

AMENDMENT TO
CHRISTOPHER & BANKS CORPORATION
2005 STOCK INCENTIVE PLAN

This Amendment to Christopher & Banks Corporation 2005 Stock Incentive Plan (the “Plan”) is hereby approved by the Christopher & Banks Corporation Board of Directors to be effective on July 26, 2006.

WITNESSETH:

WHEREAS, on April 7, 2005, the Company’s Board of Directors initially approved the Plan; and

WHEREAS, the Company’s Board of Directors wishes to amend Section 4.3 of the Plan effective as of July 26, 2006, to avoid having the Company incur substantial compensation costs.

NOW, THEREFORE, BE IT RESOLVED that the Plan is hereby amended, as follows:

4.3           Adjustments. In the event of an increase or decrease in the number of shares of Common Stock resulting from a stock dividend, stock split, reverse split, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, the number of shares of Stock reserved under Section 4.1 hereof, the number of shares of Stock covered by each outstanding Award and Option and the price per share thereof shall be appropriately adjusted  to reflect such change. Additional shares which may become covered by the Award or Option pursuant to such adjustment shall be subject to the same restrictions as are applicable to the shares with respect to which the adjustment relates.